Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VAN KAMPEN V.I. GOVERNMENT FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Life Investment Trust Government Portfolio was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                         Votes       Votes       Broker
Matter                                                      Votes For    Against    Abstain    Non-Votes
------                                                      ----------   -------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization......   31,103,476   647,467   1,876,694       0